Exhibit 99.1

Contact:	Jim Sheehan	Martha Schaefer
	SeaChange PR	SeaChange IR
	1-978-897-0100 x3064	1-978-897-0100 x3030
	jim.sheehan@schange.com	martha.schaefer@schange.com

SEACHANGE INTERNATIONAL APPOINTS PETER A. FELD
TO ITS BOARD OF DIRECTORS

Board Forms Independent Advisory Committee

ACTON, Mass. (Dec. 16, 2010) – SeaChange International, Inc. (NASDAQ: SEAC), the leading global multi-screen video software company, today announced the appointment of Peter A. Feld to its Board of Directors.  Mr. Feld, a Managing Director of Ramius LLC and a Portfolio Manager of the Ramius Value & Opportunity Fund (“Ramius”), replaces ReiJane Huai as a director, whose resignation was accepted by the Board and announced by SeaChange on Nov. 16.  Ramius currently owns approximately 8.4% of the outstanding shares of SeaChange.

Mr. Feld was also appointed Chairman of the newly-created Independent Advisory Committee of SeaChange’s Board (the “Committee”).  The Committee will be made up of four independent directors including Mr. Feld, Thomas Olson, Raghu Rau, and Carmine Vona.  The Committee will work with management and the Board to advise and support them in a broad range of business development and other initiatives.

Mr. Feld joins SeaChange’s Board as a Class III Director to be elected for a three-year term at the 2011 Annual Meeting.  Separately, Carmine Vona, Lead Director of SeaChange’s Board, has moved to Class I and will be elected for a three-year term at the 2012 Annual Meeting.

“SeaChange is pleased to further strengthen its Board of Directors with the appointment of Peter Feld,” said Bill Styslinger, SeaChange CEO & Chairman.  “We look forward to working with Peter, the other directors, and our employees towards a common goal of delivering best-in-class products and services to our customers and creating value for our shareholders.  We remain committed to driving improved profitability during fiscal 2012 across all of our businesses.”

“I am pleased to join the Board of SeaChange and look forward to working with my fellow directors to realize the full potential of SeaChange’s valuable businesses.  SeaChange has a leading customer base and a strong technology platform both of which are key components for the future success of the Company.  As a representative of one of the Company’s largest shareholders, I will work to ensure that the best interests of shareholders are represented on the board,” said Mr. Feld.

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SeaChange BOD Welcomes Feld/Page 2

Mr. Peter A. Feld (Age 31)

Mr. Feld is a Managing Director of Ramius LLC and a Portfolio Manager of the Ramius Value & Opportunity Fund, a position he has held since November 2008.  Prior to becoming a Managing Director, Mr. Feld served as a Director at Ramius LLC from February 2007 to November 2008.  Mr. Feld joined Ramius LLC as an Associate in February 2005.  From June 2001 to July 2004, Mr. Feld was an investment banking analyst at Banc of America Securities, LLC, the investment banking arm of Bank of America Corporation, a bank and financial holding company.  Mr. Feld previously served on the Board of Directors of CPI Corp. (NYSE: CPY), a leading portrait studio operator in North America.

About SeaChange International
SeaChange International (NASDAQ: SEAC) is the global leader in multi-screen video and one of the largest software companies worldwide.  The Company provides innovative, Emmy award-winning solutions and services for back office, advertising, content, in-home devices and broadcast to hundreds of media companies, including blue chip companies such as Comcast, Virgin Media, AT&T, Hutchison Whampoa, Vodacom and DISH Network.  Headquartered in Acton, Massachusetts, SeaChange has product development, support and sales offices around the world. Visit www.schange.com
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